Exhibit 10.19

STOCK APPRECIATION RIGHTS (“SAR”) AGREEMENT

This Agreement is effective November 30, 2010, by and between GXS Holdings, Inc., a Delaware corporation (the “Company”) and Gary Greenfield (the “Grantee”).

ARTICLE 1

GRANT OF SAR UNITS AND BASE PRICE

Section 1.1           Grant of SAR Units.

(a)           The Company hereby grants to Grantee, as of the Grant Date, 3.58 SAR Units (as defined below), each of which shall have an exercise price per unit of $2,550,000.00 (the “Base Price”).  The 3.58 SAR Units represent 3.58% of the total number of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) outstanding as of the Grant Date.

(b)           The Company represents and warrants that it has taken all corporate action necessary to create legally binding rights as of the Grant Date to the SAR Units and that the Grant Date is the Grant Date for all purposes, including (without limitation) for purposes of Section 409A of the United States Internal Revenue Code of 1986, as amended (“Section 409A”).

Section 1.2           Term of Award.  Unless a SAR Unit has been exercised prior thereto, such SAR Unit shall expire on November 30, 2020 and Grantee shall have no further rights thereunder.

ARTICLE 2

NATURE OF SAR UNITS

Section 2.1           Nature of SAR Units.

(a)           For purposes of this Agreement, “SAR Unit” shall mean a bookkeeping entry, credited to a SAR Unit Account established by the Company on behalf of Grantee.  Each SAR Unit is equivalent to the appreciation in value of one share of Common Stock, without transferring to Grantee any of the attributes of ownership of a share of the Company’s Common Stock.  The “SAR Unit Account” shall be the record of SAR Units granted to Grantee hereunder.  The SAR Unit Account is solely for accounting purposes and shall not require a segregation of any Company assets.

(b)           Grantee shall not acquire any rights of a stockholder of the Company as a result of the grant of SAR Units hereunder or as a result of SAR Units being credited to Grantee’s SAR Unit Account, including, but not limited to, any rights to receive any dividends or any voting rights on any stock.

ARTICLE 3

VESTING

Section 3.1           Vesting of SAR Units. All SAR Units granted under this Agreement shall be fully vested.

ARTICLE 4

EXERCISE AND PAYMENT OF SAR UNITS

Section 4.1           Value of SAR Units.  The value of each SAR Unit as of any date is the amount, if any, by which the Fair Market Value of one share of the Company’s Common Stock on such date exceeds the Base Price of the corresponding SAR Unit.

Section 4.2           Exercise of SAR Units.

(a)           Upon the occurrence of a Liquidity Event, the number of SAR Units that shall become exercisable (the “Exercisable SAR Units”) shall be based on the Equity Value, determined as of the date of exercise, as follows:

EV = Equity Value

N = 3.58 SAR Units

(i)           If the Equity Value is $255 million or less, no SAR Units are exercisable.

(ii)          If the Equity Value is greater than $255 million and less than or equal to $385 million, 3.58 SAR Units shall be exercisable.

(iii)         If the Equity Value is greater than $385 million but less than or equal to $451 million, the number of SAR Units exercisable shall be determined in accordance with the following calculation:  $4,682,700/([EV/100] – Base Price).

(iv)         If the Equity Value is greater than $451 million, the number of SAR Units exercisable shall be determined in accordance with the following calculation:  .05N x [(EV-190)/(EV-255)].

(b)          Upon the occurrence of a Liquidity Event, the Exercisable SAR Units, if any, shall automatically be exercised on the date of the Liquidity Event; provided, however, that if the Liquidity Event is an Initial Public Offering, the Grantee may elect to exercise the Exercisable SAR Units after the Initial Public Offering Date during the period that begins on the Initial Public Offering Date and ends on the later of (x) 6 months following the Initial Public Offering Date or (y) the expiration of the applicable “lock up” period following the Initial Public Offering.  Notwithstanding the foregoing, if the Liquidity Event is an Initial Public Offering in which the proceeds are less than $100,000,000, the Company may, in its sole discretion and to the extent such action would not subject the Grantee to additional tax under Section 409A, permit the Grantee to exercise the Exerciseable SAR Units prior to the date that is 6 months after the consummation of an Initial Public Offering.

(c)           All SAR Units which are exercised upon a Liquidity Event (or as otherwise permitted under Section 4.2(b)) shall be canceled and terminated.  Any SAR Units that are not exercised upon a Liquidity Event (or as otherwise permitted under Section 4.2(b)) shall be forfeited and terminated without payment by the Company.

(d)           The Grantee must provide the Company with written notice if he makes the election to retain the SAR Units provided in Section 4.2(b) by no later than the later of (x) ten days following receipt of written notice from the Company that an Initial Public Offering will be consummated and (y) forty-five days prior to consummation of the Initial Public Offering.

Section 4.3          Payment for SAR Units.  Upon the exercise of the SAR Units under Section 4.2, the Company shall pay to Grantee or, in the event of Grantee’s death, to Grantee’s executor, personal representative or the person to whom the SAR Units shall have been transferred by will or the laws of descent and distribution, as the case may be, the difference between the Fair Market Value of a share of the Company’s Common Stock on the date of the Liquidity Event (or the date of exercise if the Grantee makes the election in Section 4.2(b)) and the Base Price for each SAR Unit exercised.

Section 4.4           Definitions.

(a)          “Change of Control” means the occurrence of one of the following events:

(i)           the consummation of a merger or consolidation of the Company or GXS Group, Inc. (“ComboCo”), with or into any other entity pursuant to which the stockholders of the Company or ComboCo, as appropriate, immediately prior to such merger or consolidation hold less than 50% of the voting power of the surviving entity;

(ii)          the sale or other disposition of all or substantially all of ComboCo’s or the Company’s assets (other than to the direct and indirect stockholders of ComboCo immediately after the Grant Date or any Person more than 50% owned (directly or indirectly) by direct or indirect shareholders of ComboCo immediately prior to the transaction) or any approval by the stockholders of ComboCo of a plan of complete liquidation of ComboCo; or

(iii)         any acquisition by any Person or Persons (other than the direct and indirect stockholders of ComboCo immediately after the Grant Date or any Person more than 50% owned (directly or indirectly) by direct or indirect shareholders of ComboCo immediately prior to the transaction) of the beneficial ownership of 50% or more of the voting power of ComboCo’s or the Company’s equity securities (together with, in the case of a transfer of beneficial ownership of ComboCo, 50% or more of the beneficial ownership of Francisco Partners, L.P. in ComboCo) in a single transaction or series of related transactions; provided, however, that an underwritten public offering of ComboCo’s or the Company’s securities shall not be considered a Change of Control.

(b)           “Equity Value” means the aggregate Fair Market Value of all of the shares of the Company’s Common Stock, as of the date of a Liquidity Event.

(c)           “Fair Market Value” means, with respect to a share of the Company Common Stock as of any date of determination, the reported closing price of a share of the Company Common Stock on such exchange or market as is the principal trading market for the Company Common Stock for the trading day immediately preceding such date of determination.  If the Company Common Stock is not listed on an exchange or principal trading market on such date, the fair market value of a share of the Company Common Stock shall be determined by the Board of Directors of the Company (the “Board”) in good faith, taking into account as appropriate recent sales, exchanges or other transfers of shares of the Company Common Stock, recent valuations of shares of the Company Common Stock and the capital stock of ComboCo, and such other factors as the Board shall in its reasonable discretion deem relevant or appropriate. Notwithstanding the foregoing, the Fair Market Value of a share of the Company Common Stock as of the date of a Liquidity Event shall be the value of a share of the Company Common Stock determined pursuant to, or otherwise reflected in the value of the Company established by, the Liquidity Event.

(d)           “Initial Public Offering” means the closing of the first underwritten public offering of the common stock of ComboCo or the Company, or such other securities as may be designated by the Company or ComboCo from time to time.

(e)           “Initial Public Offering Date” means:  (i) in the case of an Initial Public Offering with proceeds of at least $100,000,000, the date that the Initial Public Offering is consummated; and (ii) in the case of an Initial Public Offering in which the proceeds are less than $100,000,000, the date that is six months after consummation of the Initial Public Offering.

(f)           “Liquidity Events” means:

(i)           The date of a Change of Control; or

(ii)          The Initial Public Offering Date.

(g)           “Grant Date” means November 30, 2010.

(h)           “Person” means any individual, corporation, limited liability company, partnership, association, joint stock company, trust, or other entity or organization, including a government or political subdivision or an agency or subdivision or instrumentality thereof.

(i)           The Company will be deemed to have “Sufficient Cash” for purposes of Section 6.1 if its unrestricted balance sheet cash or cash equivalents (determined immediately prior to the relevant Liquidity Event) is greater than or equal to 5x the amount of the aggregate federal, state and local taxes of any kind required by law to be withheld with respect to crediting of or payment for any SAR Unit.

Section 4.5           Form and Effect of Payment.  In the event of an Initial Public Offering, the Grantee may elect to receive cash or stock of the publicly traded entity; provided, however, that if the proceeds from the Initial Public Offering are less than $100,000,000, the Grantee shall only be entitled to elect to receive stock of the publicly traded entity.   In the event of a Change of Control, the Grantee shall be paid in the same form, and subject to the same terms and conditions, including any required escrow of sales proceeds or earn-out provisions, as other equity holders of the Company or ComboCo, as appropriate.   If the Grantee receives any payment in the form of securities of the Company, ComboCo or another entity, Grantee agrees that such shares shall be subject to the terms and provisions of any applicable stockholder’s agreement.

ARTICLE 5

UNFUNDED PROMISE

Section 5.1          Nature of Obligation of Company.  The obligation of Company to make payment with respect to SAR Units granted hereunder shall be interpreted solely as an unfunded contractual obligation to make such payment in the manner and under the conditions prescribed under this Agreement.  Any assets set aside, including any assets transferred to a trust or purchased by the Company with respect to amounts payable under this Agreement, shall be subject to the claims of the Company’s general creditors, and no person other than the Company shall, by virtue of this Agreement, have any interest in such assets.

Section 5.2           Rights of Grantee.  Neither Grantee nor any other person shall have any interest in any particular assets of the Company by reason of the right to receive a benefit under this Agreement, and Grantee or any such other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Agreement.  This Agreement shall not create, nor be construed to create, a trust or separate fund of any kind or a fiduciary relationship between the Company or the Board and Grantee or any other person.

ARTICLE 6

MISCELLANEOUS

Section 6.1          Withholding Taxes.  The Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind otherwise due to Grantee, whether or not made pursuant to this Agreement, any federal, state or local taxes of any kind required by law to be withheld with respect to crediting of or payment for any SAR Unit.  Alternatively, within the Board’s sole discretion, if payment of SAR Units is made in shares of Company or ComboCo stock or other securities that are not publicly traded (“Illiquid Securities”), Grantee may be required by the Company to submit in cash to the Company the amount of such tax withholding; provided, however, that if at the time of payment of the SAR Units by delivery of Illiquid Securities:

(a)           (x) the Company has ceased to be subject to the restrictions of Section 402 of the Sarbanes-Oxley Act (codified as Section 13(k) of the Securities Exchange Act of 1934, as amended) or (y) Grantee is no longer a member of the Board of Directors of the Company, then, provided that the Company has Sufficient Cash, the Company will lend Grantee the amount of such tax withholding on the terms and conditions described below; or

(b)           (x) the Company continues to be subject to the restrictions of Section 402 of the Sarbanes-Oxley Act and (y) Grantee continues to serve as a member of the Board of Directors of the Company, then, provided that the Company has Sufficient Cash, the Company will repurchase from Grantee for cash stock or other Illiquid Securities held by Grantee having a value, determined based on the Fair Market Value used in connection with the exercise of the SAR Units, equal to 50% of Grantee’s tax withholding obligation.

The loan provided for in clause (a) of the preceding sentence will have a term of 5 years, will bear interest at the rate identified in the U.S. Federal Reserve Statistical Release from time to time as the “bank prime loan” rate plus 1%, and will be secured until repayment by a pledge by Grantee in favor of the Company of stock held by Grantee in the Company equal to 150% of the loan value (determined based on the Fair Market Value used in connection with the exercise of the SAR Units).  If the Company ceases to exist as a result of the Liquidity Event giving rise to exercise and payment of SAR Units by delivery of Illiquid Securities, references in this Section 6.1 to the Company shall be understood to include references to the Company’s successor by reason of the Liquidity Event.

Section 6.2          Nontransferability of SAR Units.  SAR Units granted hereunder, and any rights and privileges pertaining thereto, may not be transferred, assigned, pledged or hypothecated in any manner, by operation of law or otherwise, other than by will or by the laws of descent and distribution, and shall not be subject to execution, attachment or similar process.  During the lifetime of Grantee, SAR Units may be exercised only by Grantee or, during the period Grantee is under a legal disability, by Grantee’s guardian or legal representative.  In all events, any transferee of the SAR Units shall be subject to and bound by the terms of this Agreement.

Section 6.3          Adjustments.  In the event of any change in the outstanding shares of Common Stock of the Company as a result of a stock dividend, stock split, reverse stock split, combination or reclassification of shares of Common Stock of the Company, or recapitalization of the Company, or other corporate change, or in the event of any distribution to holders of Common Stock of the Company other than regular cash dividends, then the Board shall equitably adjust any or all of (i) the number of shares of Common Stock with respect to which the SAR Units are granted and/or (ii) the Base Price.  No such adjustment shall be necessary in the event of a change in the number of issued shares of Common Stock of the Company that is determined in good faith by the Board to be equitable in light of changes in the capitalization of ComboCo (“Upstream Capitalization Change”).   If the number of issued shares of Common Stock of the Company is not equitably adjusted in response to an Upstream Capitalization Change, the Board shall be entitled instead to make an equitable adjustment in any or all of (A) the number of shares of Common Stock with respect to which the SAR Units are granted and/or (B) the Base Price.

Section 6.4          Delegation.  Grantee acknowledges that any power, rights or responsibilities of the Board set forth herein may be delegated to and exercised by any subcommittee thereof as authorized by the Board.

Section 6.5           Notices.  All notices and other communications made or given pursuant to the Agreement shall be in writing and shall be sufficiently made or given if hand delivered or mailed by certified mail, addressed to Grantee at the address contained in the records of the Company, or addressed to the Board, care of Company for the attention of its General Counsel at its principal office or, if the receiving party consents in advance, transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties.

Section 6.6           Headings.  The headings in the Agreement are for reference purposes only and shall not affect the meaning or interpretation of the Agreement.

Section 6.7           Entire Agreement; Modification.  The Agreement contains the entire agreement between the parties with respect to the subject matter contained herein and supersedes any prior oral or written agreement between the parties regarding the subject of equity compensation for Grantee.  The Agreement may not be modified, except in a written document signed by each of the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:	GXS HOLDINGS, INC.
/s/ Richard B. Nash	By:	/s/ David Golob
Name: David Golob
Title: Director
WITNESS:	GARY GREENFIELD
/s/ Melinda Ceotrenzo		/s/ Gary Greenfield